UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 5, 2007

AGILE SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27071	77-0397905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6373 San Ignacio Avenue

San Jose, California 95119-1200

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(408) 284-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 5, 2007, Agile Software Corporation, a Delaware corporation, (“Agile “ or the “Company”) issued a press release announcing that it has completed its review of its historical stock option grant practices and filed its Annual Report on Form 10-K for the fiscal year ended April 30, 2006, and its quarterly reports on Form 10-Q for the quarters ended July 31, 2006 and October 31, 2006, with the Securities and Exchange Commission. These filings had been delayed pending Agile’s conclusion of an internal review by a Special Committee of its Board of Directors into past stock option grant practices, and the resulting decision to restate the Company’s financial results for certain prior periods. Agile voluntarily initiated this review, and has informed the SEC of the results.

Agile has determined that the total cumulative stock compensation expense, resulting from errors described above, was approximately $69.6 million, and has stock compensation expense of $1.2 million and $2.8 million for its fiscal years ended April 30, 2005 and 2004, respectively, and $65.6 million prior to fiscal 2004. Agile also determined that the restatement does not have a material effect on its fiscal year ending April 30, 2006, and will not have a material effect on any subsequent fiscal year. Further, there was no impact on revenue or net cash provided by operating activities as a result of this additional stock compensation expense.

The cumulative effect of the restatement adjustments on the Company’s consolidated balance sheet at April 30, 2005 was an increase in additional paid-in capital, offset by a corresponding increase in the accumulated deficit and deferred compensation, which results in no net effect on stockholders’ equity. The adjustments increased previously reported net loss per share by $0.02 and $0.06 for the years ended April 30, 2005 and 2004, respectively.

The Special Committee found no evidence of any intention to deceive or impede the Committee’s investigation or to destroy or alter documents. Agile noted that current management encouraged and fully cooperated in the review. The Special Committee found no evidence that any of the Company’s current officers, including its CEO, CFO, General Counsel, Senior Vice President of Human Resources or Vice President of Finance, or its former CEO, engaged in any intentional mis-dating of options, self-dealing or manipulation of the Company’s financial results. In fact, the Special Committee found that the evidence suggested an effort, in late 2003, by then current management to improve and formalize the Company’s option grant practices by putting in place processes that substantially eliminated the risk of these issues recurring.

Full details of the investigation and the restatement are included in the Company’s Form 10-K for the fiscal year ended April 30, 2006 filed on March 5, 2007. Previously filed annual reports on Form 10-K and quarterly reports on Form 10-Q for the periods affected by the restatement have not been amended and, as such, should not be relied upon, and are superseded in their entirety by the information in the filings made with the SEC on March 5, 2007.

The Company also announced that, as it is now current in its SEC reporting obligations, it believes that it has now complied with all conditions of the Nasdaq Listing Qualifications Panel to continued listing, and expects that Nasdaq will now conclude its review of the Company’s listing status and continue the listing of the Company’s common stock on the Nasdaq Global Market.

The Company further announced that the SEC rules require Agile’s Form 10-Q for its third quarter ended January 31, 2007 to be filed by March 12, 2007, unless the Company requests an extension of time to file the Form 10-Q, in which case it will have until March 19, 2007 to make the filing. Agile will require several days after March 12, 2007 to complete and file its Form 10-Q for that quarter and, as a result, will request an extension of time, until March 19, 2007, to file the Form 10-Q. Agile does expect to file the Form 10-Q on March 19, 2007.

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Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated March 5, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2007	AGILE SOFTWARE CORPORATION

	By:	/s/ Douglas Clark Neilsson
Douglas Clark Neilsson,
Senior Vice President

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